Exhibit 3.1

Filed in the Office of	Business Number E13806962021-2
Barbara K. Cegavske (signature)	Filing Number 20222778240
Secretary of State State Of Nevada	Filed On 11/23/2022 1:47:00 PM
	Number of Pages 10

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:

Name of entity as on file with the Nevada Secretary of State:

CARDIFF LEXINGTON CORPORATION

Entity or Nevada Business Identification Number (NVID): NV20212069394

2. Restated or Amended and Restated Articles: (Select one)

(If amending and restating only, complete section 1,2 3, 5 and 6)

☒ Certificate to Accompany Restated Articles or Amended and Restated Articles

☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ________

The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒ Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box)

(If amending, complete section 1, 3, 5 and 6.)

☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following:

(Check only one box) ☐ incorporators ☐ board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 100%

☐ Officer's Statement (foreign qualified entities only) -

Name in home state, if using a modified name in Nevada: ________

Jurisdiction of formation: ________

Changes to takes the following effect:

☐ The entity name has been amended.
☐ The purpose of the entity has been amended.
☐ The authorized shares have been amended.
☐ Other: (specify changes)

☐ Dissolution
☐ Merger
☐ Conversion

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

Page 1 of 2
Revised: 1/1/2019

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BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)

Date: 11/23/2022 Time:

(must not be later than 90 days after the certificate is filed)

5. Information Being Changed: (Domestic corporations only)

Changes to takes the following effect:

- ☐ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☐ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☐ Articles have been added.
- ☐ Articles have been deleted.
- ☒ Other.

The articles have been amended as follows: (provide article numbers, if available)

to remove twelve classes of stock and to add one class of stock.

(attach additional page(s) if necessary)

6. Signature: (Required)

X /s/ Alex Cunningham — PRESIDENT/DIRECTOR
Signature of Officer or Authorized Signer — Title

X /s/ Daniel R Thompson — SECRETARY/TREASURER
Signature of Officer or Authorized Signer — Title

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

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Revised: 1/1/2019

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CARDIFF LEXINGTON CORPORATION

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

(a) The name of the corporation is Cardiff Lexington Corporation (the "Corporation").

(b) The Certificate of Domestication Articles of Incorporation are as follows:

ARTICLE I
NAME

The name of the Corporation is Cardiff Lexington Corporation.

ARTICLE II

REGISTERED OFFICE AND AGENT

PRINCIPAL PLACE OF BUSINESS

The address of the registered office in the state of Nevada is 601 S. Rancho Dr., Ste C26, Las Vegas, NV 89106. The Corporation's principal place of business is located at 3200 Bel Air Dr. Las Vegas, NV 89109.

ARTICLE III

PURPOSE

1.                  PURPOSE The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation.

2.                  GENERAL POWERS- Except as restricted by these Articles of Incorporation, the Corporation shall have and may exercise all powers and rights which a corporation may exercise legally. pursuant to Nevada laws.

3.                  ISSUANCE OF SHARES- The Board of Directors of the Corporation may divide and issue any class of stock of the Corporation in series pursuant to a resolution properly filed with the Secretary of State of Nevada.

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ARTICLE IV

CAPITAL STOCK

The aggregate number of shares which the Corporation shall have the authority to issue is 8,500,000,000 shares consisting of:

(a) Seven Billion Five Hundred Million (7,500,000,000) shares of Common Stock, $0.001 par value per Share ("Common Stock") of which Two Hundred Thirty-Two Million Seven Hundred Seventy-Nine Six Thousand Seven Hundred and Ninety-Six Shares (232,796,735) shares are outstanding as of November 7, 2022.

(b) One Billion, (1,000,0000,000) Blank Check Preferred Shares, $0.001 par value per Share ("Blank Check Preferred Stock") of which Six Hundred Thirty-Five Million One Hundred Sixty-Eight Thousand Six Hundred Thirty-Three (635,168,633) shares are Authorized of the following Series of Preferred Stock of which Forty-Nine Million Five Hundred Fifty-Eight Thousand Nine Hundred Thirty-Three (49,558,962) are issued and outstanding as of November 7, 2022:

SERIES OF PREFERRED STOCK- A, B, C, D, E, Fl, I, J, Jl, L,N, R, X

All relative powers, preferences, rights, and privileges of previously issued and outstanding Preferred Stock issued under the laws of the State of Nevada shall survive these Articles of Incorporation:

Preferred Stock Series A-

Four (4) shares authorized, par value $0.0001 per share, of which 1 share was issued and outstanding as of August 11, 2021, Series A is authorized to have four (4) shares which do not bear dividends and converts to common shares at four times the sum of: all shares of Common Stock issued and outstanding at time of conversion plus all shares of Series B Preferred Stock issued and outstanding at time of conversion divided by the number of issued Class A shares at the timeof conversion, and have voting rights four times the sum of: all shares of Common Stock issued and outstanding at time of voting plus all shares of Series B Preferred Stocks issued and outstanding at time of voting divided by the number of Class A shares issued at the time of voting.

Preferred Stock Series B-

The Corporation has designated 3,000,000 shares of preferred stock as Series B Preferred Stock ("Series B") with a par value of $0.00.1 per share of which 1,884,078 shares of Series B preferred stock were issued and outstanding as of November 4, 2022. Shares of Series B are anti-dilutive to reverse splits. The conversion rate of shares of Series B, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split. Series B is awarded "Voting Right" at the ratio of 1 vote per share owned. Each one share of Series B converts to 2 shares of Common Stock.

Preferred Stock Series C-

The Corporation has designated 500 shares of preferred stock as Series C Preferred Stock ("Series C"), with a par value of $0.001 per share, of which 122 shares were issued and outstanding as of November 7, 2022. Shares of Series C are non-dilutive to reverse splits. The conversion rate of shares of Series C, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split. Each one share of Series C converts to 100,000 shares of Common Stock. Each share of Series C shall have one vote for any election or other vote placed before the shareholders of the Corporation. If the Corporation up lists to NASDAQ, the Corporation has the right to repurchase these shares for $50,000 per share.

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Preferred Stock Series F-1-

The Corporation has designated 800,000 shares of preferred stock as Series F 1 Preferred Stock ("Series F 1 "), with a par value of $0.001 per share, of which 35,752 shares were issued and outstanding as of November 7, 2022. Series F1 is "non-Voting stock." Each one share of Series F 1 converts to 2 shares of Common Stock.

Preferred Stock Series I-

The Corporation has designated 500,000,000 shares of preferred stock as Series I Preferred Stock ("Series I"), with a par value of $0.001 per share, of which 14,885,000 shares were issued and outstanding as of November 7, 2022. Series I is awarded "Voting Right" at the ratio of 5 votes per share owned. Each one share of Series I converts to 2 shares of Common Stock.

Series J Preferred Stock

The Corporation has designated 10,000,000 shares of preferred stock as Series J Preferred Stock ("Series J"), with a par value of $0.001 per share, of which 894,834 shares were issued and outstanding as of November 7, 2022. Series J is awarded "Voting Right" at the ratio of 1 vote per share owned. Each one share of Series J converts to 2 shares of Common Stock.

Preferred Stock Series L-

The Corporation has authorized 100,000,000 shares of preferred stock as Series L Preferred Stock ("Series L"), with a par value of $0.001 per share, of which 319,493 shares were issued and outstanding as of November 7, 2022. Series L is awarded "Voting Right" at the ratio of 1 vote per share owned. Each one share of Series L converts to 2 shares of Common Stock. The Board of Directors have agreed to adjust all issued and outstanding shares of "Series L" Preferred Stock to minimum of $1,278,000 in value. All newly issued Stock are subject to a lockup agreement. Liquidation limited to 20% per year.

Preferred Stock Series N-

The Corporation has authorized 3,000,000 shares of preferred stock designated as Series N Senior Convertible Preferred Stock ("Series N") par value of $.001 per share of which 868,056 shares were issued as of November 7, 2022.

Preferred Stock Series R-

The Corporation has authorized 5,000 shares of preferred stock designated as Series R Preferred Stock ("Series R"), par value $0.001 per share, of which 165 shares were issued and outstanding as of November 7, 2022. The Series R votes with the common at 1 vote per share and converts to common stock at a ratio of 1 share preferred to 1 shares common. Shares of Series R Shares are non-dilutive to reverse splits. The conversion rate of shares of Series R, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split. Each one share of Series R has a stated value of $1,200.

Preferred Stock Series X-

The Corporation has authorized 5,000,000 shares of preferred stock as Series X Preferred Stock ("Series X"), with a par value of $0.001 per share, of which 375,000 shares were issued and outstanding as of September 23, 2022. Series X is non-voting stock. Each one share of Series X converts to 1:1 shares of Common Stock. The Board of Directors have agreed to adjust all issued and outstanding shares of "Series X" Preferred Stock to minimum of $1,500,000 in value. All newly issued Stock are subject to a lockup agreement.

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1.       COMMON STOCK

(a)    Voting. Except as otherwise expressly provided by law. or in the Articles of Incorporation the holders of Common Stock shares have voting rights on all matters requiring a vote of shareholders. Every Common shareholder shall be entitled to one vote in person or by. Proxy for each share of stock entitled to vote held by such shareholder.

(b)   Other Rights. Each Common Stock issued and outstanding shall be identical in all respects one with the other and no dividends shall be paid on any shares of Common Stock unless the same is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of the Blank Check Preferred Stock, or except as may be provided by the laws of the State of Nevada.

2. BLANK CHECK PREFERRED STOCK

Issuance. Blank Check Stock may be issued from to time in one or more series. Subject to the limitations set forth herein and any limitations prescribed by lay, the Board is expressly authorized prior to the issuance of any series. of Blank Check Preferred Stock; to fix by resolution. Or resolutions providing for the issue of any series the number of shares included in such series and the designation, relative powers, preferences and rights, and the qualification, limitations or restrictions of such series. Pursuant to the foregoing general authority vested in the Board, but not in limitation of the powers conferred on the Board thereby and by Nevada law, the Board is expressly authorized to determine with respect to each series of Blank Check Preferred Stock:

(i)	The designation(s) of such series and the number of shares (which from time to time may be decreased by the Board, but not below the number of such shares then outstanding or may be increased by the Board unless otherwise provided in creating such series) constituting such series;

(ii)	The rate of amount and times at which, and the preferences and conditions under which, dividends shall be payable on shares or such individual series, the status of such dividends as cumulative shall accumulate, and the status of such shares as participating or nonparticipating after the payment of dividends as to which such shares are entitled to any preference;

(iii)	The rights and preferences, if any, of the shareholders of such series upon the liquidation, dissolution, or winding up of the affairs of or upon any distribution of the assets of the Corporation, which amount may vary depending upon whether such liquidation, dissolution, or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and the status of the shares of such series as participating or nonparticipating after the satisfaction of any such rights and preferences;

(iv)	The full or limited voting rights, if any, to be provided for shares of such series, in addition to the voting rights provided by law;

(v)	The times, terms, and conditions, if any, upon which shares of such series shall be subject to redemption, including the amount the shareholders of such series shall be entitled to receive upon redemption (which amount may vary under different conditions or at different redemption dates) and the amount, terms, conditions, and manner of operation of any purchase or sinking fund to be provided for the share of such series;

(vi)	The rights, if any, of shareholders of such series to convert such shares into exchange such shares for. Shares of any other classes or of any other series of the same class, the prices or rates of conversion or exchange, and adjustments thereto, and any other terms and conditions applicable to such conversion or exchange;

(vii)	The limitations, if any, applicable while such series is outstanding on the payment of dividends or making of distributions on, or the acquisition or redemption of, Common Stock or restrictions, if any, upon the issue of any additional shares (including additional shares of such series or any other series or of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and

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(viii)	The conditions or restrictions, if any, upon the issue of any other class rankings on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and

(ix)	Any other relative powers, preferences, and participating, optional or other special rights, and the qualifications, limitation or restrictions thereof, of the shares of such series: in each case, so far as not inconsistent with the provision of the Articles of Incorporation, or the Nevada Revises Statutes as then in effect.

3. ISSUANCE OF CERTIFICATES

The Board shall have the authority to issue shares of capital stock of the Corporation and. the certificates therefore subject to such transfer restrictions and other limitations as it may deem necessary to promote compliance with applicable federal and state securities laws, and to regulate the transfer thereof in such manner as may be calculated to promote such compliance or to further any other reasonable purpose.

ARTICLE V

BOARD OF DIRECTORS

The business of the Corporation shall be managed by the Board, and the directors need not be elected by ballot unless otherwise required by the bylaws of the Corporation. The number of directors of the Corporation may be increased or decreased in the manner provided in the Bylaws of the Corporation; provided; that the number of directors shall never be less than one. In the interim between the elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may filled by the remaining directors, though less than a quorum. The directors of the Corporation shall be:

Name and Address

Daniel Thompson

3200 Bel Air Dr.

Las Vegas, NV 89109.

Alex Cunningham

401 East Las Olas Boulevard

Suite 1400

Fort Lauderdale, Florida 33301

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ARTICLE VI
AMENDMENTS

The Board of Directors reserves the right to amend and repeal any provisions contained in the Articles of Incorporation in the manner prescribed by the laws of the state of Nevada. Alt rights conferred arc subject to this reservation.

ARTICLE VII

INCORPORATOR

The original incorporator. of the Corporation is Daniel Thompson whose mailing address is 3200 Bel Air Dr. Las Vegas, NV 89109

ARTICLE.VIII

INDEMNIFICATION

The Corporation may indemnify any director, officer, employee, fiduciary or agent of the Corporation to the full extent permitted by Nevada law. The Corporation shall indemnify any present or former director or officer and shall advance expenses on behalf of any such officer or director and in such case, to the fullest extent now or hereafter permitted by law

ARTICLE IX

ADOPTION AND AMENDMENT OF THE BYLAWS

The initial Bylaws shall be adopted by its Board of Directors. Subject to repeal or change by action of the shareholders, the power to alter, amend, or repeal the Bylaws or adopt new Bylaws shall be vested in the Board of Directors. The Bylaws may contain any provision for tie regulation and management of the of the Corporation not inconsistent with Nevada. law or these. Articles of Incorporation.

ARTICLE X

LIMITATION OF LIABILITY OF

DIRECTORSTO CORPORATION AND SHAREHOLDERS

No director shall be liable to the Corporation or any shareholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall have breached the director's duty of loyalty to the Corporation or its shareholders, (b) shall not have acted in good faith or in failing to act shall not have acted in good faith; (c) shall have acted or failed to act in a manner involving intentional misconduct or knowing violation of law; or (d) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision in the Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring prior in such amendment, repeal or adoption of an inconsistent provision. This Article shall apply to the full extent now permitted by Nevada law.

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ARTICLE XI

STOCKHOLDER ACTION WITHOUT MEETING

Any action which may be taken at any annual or special meeting of the stockholders may be taken without a meeting and without prior notice, of one or more consents in writing setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting which all shares entitled to vote thereon were present and voted.

ARTICLE XII

RE-CAPITALIZATION AFFECTING OUTSTANDING SECURITIES

The Board of Directors, without the consent of shareholder, may adopt any recapitalization affecting the outstanding securities of the Corporation by affecting a forward or reverse split of all or some of the outstanding securities of the Corporation, with appropriate adjustments to the Corporation's capital accounts, provide that the re-capitalization does not require change in the Articles of Incorporation of the Corporation.

THE UNDERSIGNED, being the Chief Executive Officer of the Corporation, for the purpose of these Amended and Restated Articles of Incorporation under the law of the state of Nevada, does make, files and records of these Articles of incorporation, does certify that stated facts are true, and accordingly, have hereto set his hand and seal this 7th day of November, 2022.

/s/ Alex Cunningham

CEO

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